EXHIBIT (d)(6)

ACTIVCARD, S.A.
2002 STOCK OPTION PLAN

In conformity with the provisions of Articles L.225-177 et. seq. of the Law as defined herein, ACTIVCARD, S.A. (the “Company”), adopted a plan for the grant to Beneficiaries (as defined below) of options giving rights to subscribe or purchase shares of the Company. In furtherance of such decision, the Board of Directors has adopted the ACTIVCARD, S.A. 2002 Stock Option Plan (the “Plan”), which was approved by the shareholders of the Company on June 27, 2002.

The terms and conditions of the Plan are set out forth below.

1.    OBJECTIVES OF THE PLAN

The objectives of this Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Beneficiaries and to promote the success of the Company’s business. All individuals within the definition of “Beneficiaries” are eligible to be granted options under the Plan.

Options granted under the Plan to U.S. Beneficiaries are intended to be Incentive Stock Options or Non-Statutory Stock Options, as determined by the Administrator at the time of grant of an Option, and are intended to comply in all respects with Applicable U.S. Laws in order that they may benefit from available fiscal advantages.

2.    DEFINITIONS

As used herein, the following definitions shall apply:

(a)    “ADMINISTRATOR” means the Board, as it shall administer the Plan in accordance with Section 4 of the Plan, it being specified that pursuant to the by-laws of the Company, any Board member who is eligible to receive Options is prohibited from voting on decisions to grant Options if such Board member is the Beneficiary of such Options.

(b)    “ADR” means an American Depositary Receipt evidencing an American Depositary Share corresponding to one ordinary share.

(c)    “AFFILIATED COMPANY” means a company which conforms with the criteria set forth in L 225-180 of the Law as follows:

•	Companies of which at least one tenth (1/10) of the share capital or voting rights is held directly or indirectly by the Company;

•	Companies which own directly or indirectly at least one tenth (1/10) of the share capital or voting rights of the Company; and

•	A Parent or a Subsidiary.

(d)    “APPLICABLE U.S. LAWS” means the legal requirements relating to the administration of stock option plans under state corporate and securities laws in force in the United States of America and the Code.

(e)    BENEFICIARY means the Chief Executive Officer (President-Directeur General) and Managing Directors (Directeurs généraux) and any Officers or other person employed by the Company or any Subsidiary. Neither service as a Director nor payment of a director’s fee by the Company or a Subsidiary shall be sufficient to constitute “employment” by the Company or a Subsidiary.

(f)    “BOARD” means the Board of Directors of the Company.

(g)    “CHANGE IN CONTROL” shall mean, and shall be deemed to have occurred if:

•
Any person or entity, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, or

•
Upon the consummation of a merger or consolidation of the Company with any other corporation or entity other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or

•
The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets to an entity other than an Affiliated Company.

(h)    “CODE” means the United States Internal Revenue Code of 1986, as amended.

(i)    “COMPANY” means ACTIVCARD, S.A., a corporation organized under the laws of the Republic of France.

(j)    “CONTINUOUS STATUS AS A BENEFICIARY” means that the employment relationship with the Company or any Affiliated Company is not interrupted or terminated. An Optionee’s Continuous Status as a Beneficiary shall not be considered interrupted in the case of (i) any leave of absence approved by the Company with employment guaranteed on return or (ii) transfers between locations of the Company or between the Company or any Affiliated Company, or any successor. The Company may choose to treat a sick leave, military leave, or any other personal leave as an approved leave of absence.

(k)    “DIRECTOR” means a member of the Board.

(l)    “DISABILITY” means total and permanent disability, which for French Beneficiaries, must be certified in writing by a physician from the Ministry of Labor (médecin de travail) under applicable French law.

(m)    “EMPLOYEE” means any employee of the Company or, to the extent permitted by the definition of Beneficiary, of any Affiliated Company within the meaning of the law applicable to the Company or any Affiliated Company.

(n)    “EXCHANGE ACT” means the United States Securities Exchange Act of 1934, as amended.

(o)    “FAIR MARKET VALUE” means, as of any date, the U.S. Dollar value of a Share determined as follows:

•
Listed Stock. If the Shares are traded on any established stock exchange or quoted on a national market system, the Fair Market Value shall be the closing sales price for the Shares as quoted on that stock exchange or system for the date the value is to be determined (the “Value Date”) as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the Value Date, the Fair Market Value shall be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If no sales are reported as having occurred during the five trading days before the Value Date, the Fair Market Value shall be the closing bid for Shares on the Value Date. If Shares are listed on multiple exchanges or systems, the Fair Market Value shall be based on sales or bids on the primary exchange or system on which Shares are traded or quoted.

•
Stock Quoted by Securities Dealer. If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on a national market system, the Fair Market Value shall be the mean between the high bid and low asked prices on the Value Date. If no prices are quoted for the Value Date, the Fair Market Value shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.

•
No Established Market. If Shares are not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, the Board or the Administrator (following guidelines established by the Board will determine the Fair Market Value in good faith. The Board Administrator will consider the following factors, and any others it considers significant, in determining Fair Market Value: (i) the price at which other securities of the Company have been issued to purchasers other than Employees or Directors, (ii) the Company’s net worth, prospective earning power, dividend-paying capacity, and non-operating assets, if any, and (iii) any other relevant factors, including the economic outlook for the Company and the Company’s industry, the Company’s position in that industry, the Company’s goodwill and other intellectual property, and the values of securities of other businesses in the same industry.

(p)    “FOREIGN OFFICER” means, with respect to an Affiliated Company, an officer, (i) within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, or (ii) a person who has, under the corporate law rules applicable to the Affiliated Company in the jurisdiction of its incorporation, the authority to bind such Affiliated Company.

(q)    “FRENCH BENEFICIARY” means a Beneficiary of the Company or an Affiliated Company residing in the Republic of France for tax purposes or who performs his or her duties in France and who is, by reason of such residence or such duties, subject to French income tax and social security contributions on his or her compensation.

(r)    “INCENTIVE STOCK OPTION” means an Option granted only to U.S. Beneficiaries and intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(s)    “INITIAL EXERCISE DATE” means one year from the date of grant of the relevant Option.

(t)    “LAW” means the French Commercial Code as amended by the French Law n° 2001-420 dated May 15, 2001.

(u)    “MANAGER” means a managing director (but not a Director who serves only as such), president, or other officer, within the class of persons eligible to receive options as described in Article L. 225-185 of the Law.

(v)    “NON-STATUTORY STOCK OPTION” means an Option which does not qualify as an Incentive Stock Option.

(w)    “NOTICE OF GRANT” means a written notice evidencing certain terms conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

(x)    “OPTION” means a stock option granted pursuant to the Plan as adjusted from time to time in accordance with Section 11 of the Plan.

(y)    “OPTION AGREEMENT” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant and which is subject to the terms and conditions of the Plan.

(z)    “OPTIONEE” means a Beneficiary who holds at least one outstanding Option.

(aa)    “OPTION EXCHANGE PROGRAM” means, after due consideration by the Board with respect to the corporate governance, fiduciary and accounting issues, a program implemented by the Administrator whereby outstanding Options are surrendered in exchange for options with a lower exercise price.

(bb)    “PARENT” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code, which is also a parent company within the meaning of Article L. 225-180 of the Law.

(cc)    “PLAN” means this 2002 Stock Option Plan, as amended from time to time.

(dd)    “REGULATED MARKET” shall mean, as of any date, a stock exchange or system on which the Shares are traded which is a regulated market (“marche reglemente”) as defined by Article L 421-3 of the French Financial and Monetary Code.

(ee)    “SHARE” means an ordinary share of the Company, as adjusted from time to time in accordance with Section 11 of the Plan.

(ff)    “SHAREHOLDER AUTHORIZATION” means the authorization given by the shareholders of the Company at an annual general meeting held on June 27, 2002 permitting the Board to grant Stock Options.

(gg)    “SUBSIDIARY” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code, which is also a subsidiary company within the meaning of Article L. 225-180 of the Law.

(hh)    “TERMINATION” means, if the Beneficiary is or was an Employee, the last day of any statutory or contractual notice period after which the Beneficiary is no longer an Employee, whether worked or not (provided, only the employer and not the Beneficiary may decide whether the Employee works during the notice period), and irrespective of whether the termination of the employment agreement is due to resignation or dismissal of the Beneficiary for any reason whatsoever; and if the Beneficiary is an Officer or a Foreign Officer, “Termination” means the date on which he/she effectively leaves his/her position as an Officer or a Foreign Officer.

(ii)    “U.S. BENEFICIARY” means a Beneficiary of the Company or an Affiliated Company residing in the United States or otherwise subject to United States laws and regulations.

3.      STOCK SUBJECT TO THE PLAN

3.1    Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and issued under the Plan is 1,270,000 Shares of Euro 1.00 nominal value each.

3.2    Notwithstanding the above, and pursuant to the Law, options issued and outstanding under all option plans of the Company may not exceed one-third of the Company’s share capital.

3.3    If an Option should expire or become unexercisable for any reason without having been exercised in full, the unsubscribed or unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

4.      ADMINISTRATION OF THE PLAN

4.1    PROCEDURE. The Plan shall be administered by the Administrator.

4.2    POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Law, the Shareholder Authorization, the Plan and Applicable U.S. Laws, the Administrator shall have the authority, in its discretion:

•	To determine the Fair Market Value of the Shares;

•	To select the individuals to whom Options may be granted hereunder;

•	To determine whether and to what extent Options are granted hereunder;

•	To determine the number of Shares to be covered by each Option granted hereunder;

•	To determine the form of any Option Agreement or other document related to this Plan, and whether that document, including signatures, may be in electronic form;

•
To determine the terms and conditions of any Options granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

•	To construe and interpret the terms of the Plan and of Options granted pursuant to the Plan;

•
To prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under the tax laws of any jurisdiction and for purposes of complying with the requirements of applicable law such as: (i) rules and procedures regarding the conversion of local currency, withholding procedures and the handling of stock certificates to comply with local practice and requirements, and (ii) sub-plans and Plan addenda for specific Optionees; ;

•
To modify or amend each Option (subject to Section 13.3 of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

•	To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

•	To implement an Option Exchange Program in accordance with the terms set forth by the Board;

•
To determine the terms and restrictions applicable to Options, including without limitation to limit or prohibit the exercise of an Option as well as the sale of Shares acquired pursuant to the exercise of an Option, during certain periods or upon certain events which the Administrator shall determine in its sole discretion;

•	To determine the types of payment that may be used to purchase Option Shares;

•	To authorize any person to sign any Option Agreement or other document related to this Plan on behalf of the Company;

•	To correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any option agreement or any other document related to this Plan;

•	To make all other determinations deemed necessary or advisable for administering the Plan.

4.3    EFFECT OF ADMINISTRATOR’S DECISION. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees, subject to the provisions of Article 13.3 of the Plan.

5.      LIMITATIONS

5.1    U.S. BENEFICIARIES AND INCENTIVE STOCK OPTIONS.    In the case of U.S. Beneficiaries, each Option shall be designated in the Notice of Grant either as an Incentive Stock Option or as a Non-Statutory Stock Option. The following rules of this Section 5.1 apply only to Incentive Stock Options and only to the extent these rules are more restrictive than the rules that would otherwise apply under this Plan. With the consent of the Optionee, or where this Plan provides that an action may be taken notwithstanding any other provision of this Plan, the Administrator may deviate from the requirements of this Section, notwithstanding that any Incentive Stock Option modified by the Administrator will thereafter be treated as a Non-Statutory Option.

(a)    The Expiration Date of an Incentive Stock Option shall not be later than the period provided in Section 7 of this Plan.

(b)    No Incentive Stock Option may be granted more than the later of the period provided in Section 6 of this Plan.

(c)    Options intended to be incentive stock options under Section 422 of the Code that are granted to any single Optionee under all incentive stock option plans of the Company, its Parent and its Subsidiaries, including incentive stock options granted under this Plan, may not vest at a rate of more than $100,000 in Fair Market Value of stock (measured on the grant dates of the options) during any calendar year. For this purpose, an option vests with respect to a given share of stock the first time its holder may purchase that share, notwithstanding any right of the Company to repurchase that share. Unless the Administrator specifies otherwise in the related agreement governing the option, this vesting limitation shall be applied by, to the extent necessary to satisfy this $100,000 rule, treating certain stock options that were intended to be incentive stock options under Section 422 of the Code as Non-Statutory Options. The stock options or portions of stock options to be reclassified as Non-Statutory Options are those with the highest option prices, whether granted under this Plan or any other equity compensation plan of the Company any Parent or any Subsidiary that permits that treatment. This Section 5.1(c) shall not cause an Incentive Stock Option to vest before its original vesting date or cause an Incentive Stock Option that has already vested to cease to be vested.

(d)    No Incentive Stock Option may be granted at less than Fair Market Value.

(e)    No Stock Option may be granted to a Ten Percent Shareholder. A “Ten Percent Shareholder” is any person who, directly or by attribution under Section 424(d) of the Code, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate on the grant date.

(f)    Incentive Stock Options may be granted only to Eligible Employees of the Company, the Parent or a Subsidiary. If an Optionee changes status from an Eligible Employee of the Company, the Parent or a Subsidiary of the Company, that Optionee’s Incentive Stock Options become Non-Statutory Options if not exercised within the time period described in Section 5(i). For the purposes of this Section 5.1, “Eligible Employee” means a regular employee of the Company or an Affiliate, including a Manager or a Director who is also an employer, who is treated as an employee in the personnel records of the Company or an Affiliate, but not individuals who are classified by the Company or an Affiliate as: (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers. An Optionee shall not cease to be an Eligible Employee due to transfers between the Company and a Parent or a Subsidiary. Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an “Eligible Employee.”

(g)    No rights under an Incentive Stock Option may be transferred by the Optionee, other than by will or the laws of descent and distribution. During the life of the Optionee, an Incentive Stock Option may be exercised only by the Optionee. The Company’s compliance with a judgment, order, or decree meeting the requirements of Section 414(p) of the Code, or the exercise of an Incentive Stock Option by a guardian or conservator appointed to act for the Optionee, shall not violate this Section 5(h).

(h)    An Incentive Stock Option shall be treated as a Non-Statutory Option if it remains exercisable after, but is not exercised within, the three-month period beginning with the Optionee’s termination for any reason other than the Optionee’s death or disability (as defined in Section 22(c) of the Code). In the case of termination due to death, an Incentive Stock Option shall continue to be treated as an Incentive Stock Option if it remains exercisable after, but is not exercised within, that three-month period provided it is exercised before the expiration date of such option. In the case of termination due to disability, an Incentive Stock Option shall be treated as a Non-

Statutory Option if it remains exercisable after, but is not exercised within, one year after the Optionee’s Termination. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave. No such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract, including Company policies. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave, any Incentive Stock Option held by an Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for U.S. tax purposes as a Non-Statutory Stock Option.

5.2    No Employment Rights. Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee’s employment with the Company or any Affiliated Company, nor shall they interfere in any way with the Optionee’s right or the Company’s or Affiliated Company’s right, as the case may be, to terminate such employment at any time, with or without cause.

5.3    Compliance with the Law. Notwithstanding anything else in the Plan, the terms of the Plan shall be governed Article 225-185 of the Law.

5.4    Directors not Eligible. Other than as expressly provided hereunder, including Section 2(e) above, no non-employee member of the Board of Directors shall be eligible to receive an Option under the Plan.

6.      TERM OF PLAN

The Plan is effective and Options may be granted as of June 27, 2002, the date of the Plan’s adoption by the shareholders subject to the provisions of Section 12 of the Plan.

The Board of Directors may grant the options on one or more occasions over a period of 38 months from the date of the authorization by the shareholders.

7.      TERM OF OPTION

Subject to the provisions of Section 9 herein, the term of each Option shall be stated in the Notice of Grant, and may not be longer than the term provided by the Shareholder Authorization.

8.       OPTION EXERCISE PRICE AND CONSIDERATION

8.1     EXERCISE PRICE.  The per share exercise, for all Beneficiaries shall be equal to the greater of: (i) the average of the prices quoted for the shares on the Nasdaq during the twenty market sessions preceding the date when the Board of Directors grants the options and (ii) the closing price for the shares on the Nasdaq during the market session preceding the date when the Board of Directors grants the options, it being specified that under no circumstances the exercise price of the options to subscribe for new shares shall be lower than the nominal value of the shares, or (iii) for Shares that were re-purchased by the Company and are being re-issued under the Plan, 80% of the repurchase price actually paid by the Company.

8.2     WAITING PERIOD AND EXERCISE DATES.  At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period.

8.3     FORM OF CONSIDERATION.  The consideration to be paid for the Shares upon exercise of Options, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and shall consist entirely of an amount denominated in United States dollars corresponding to the exercise price which may be paid either by:

•	Wire transfer;

•	Check;

•
Delivery of a properly executed notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

•	Any combination of the foregoing methods of payment.

The Board may, as the case may be, authorize the beneficiary of the option to pay the exercise price in the currency of the country where the beneficiary is resident based on the an exchange rate determined by the noon buying rate of the Federal Reserve Bank in New York applicable on the exercise date.

9.      EXERCISE OF OPTION

9.1    PROCEDURE FOR EXERCISE; RIGHTS AS A SHAREHOLDER

(a)    Any Option granted to a person hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

(b)    An Option may not be exercised for a fraction of a Share.

(c)    An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Option Agreement) together with a share subscription or purchase form (bulletin d’achat ou de souscription) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised including required withholding taxes in accordance with local tax laws. Full payment must be made by the consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee.

(d)    Unless otherwise provided by the Administrator, the Optionee shall be obligated to use a broker chosen by the Company (the “Broker”).

(e)    For French Beneficiaries, all Shares must be and remain registered in the name of the French Beneficiary and may not be bearer securities within a four-year period from the date of grant of the Option.

(f)    Upon exercise of any Option in accordance herewith, the Shares issued to the Optionee shall be assimilated with all other Shares of the Company and shall be entitled to dividends, if declared, after the date on which the Option is exercised.

(g)    Subject to Section 3, the grant of an Option shall result in a decrease in the number of Shares, which thereafter may be available for purposes of the Plan, by the number of Shares as to which the Option is outstanding.

9.2    TERMINATION OF EMPLOYMENT.  Upon Termination of an Optionee’s Continuous Status as a Beneficiary during the term of the Option, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option, but only within such period of time as is specified in the Notice of Grant, and only to the extent that the Optionee was entitled to exercise it at the date of Termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the absence of a specified time in the Notice of Grant, the Option shall remain exercisable for ninety (90) days following the Optionee’s Termination of Continuous Status as a Beneficiary. If, at the date of Termination, the Optionee is not entitled to exercise his or her entire Option, or does not exercise his or her Option within the time specified, the Option shall terminate and the Shares covered by the unexercisable portion of the Option shall revert to the Plan.

9.3    DISABILITY OF OPTIONEE.  In the event an Optionee’s Continuous Status as a Beneficiary terminates during the term of the Option, as a result of the Optionee’s Disability, the Optionee may exercise his or her Option at any time within six (6) months from the date of such Termination, but only to the extent that the Optionee was entitled to exercise it at the date of such Termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). If, at the date of Termination, the Optionee is not entitled to exercise his or her entire Option or does not exercise his or her Option within the time specified, the Option shall terminate and the Shares covered by the unexercised portion of the Option shall revert to the Plan.

9.4      DEATH OF OPTIONEE.  In the event of the death of an Optionee during the term of the Option, the Option may be exercised at any time within six (6) months following the date of death, by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option or the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate and the Shares covered by the unexercised portion of the Option shall immediately revert to the Plan.

10.      NON-TRANSFERABILITY OF OPTIONS AND SHARES

10.1    An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

10.2    French Beneficiaries may not sell or otherwise dispose of the Shares acquired upon exercise of the Option before three (3) years elapse from the Initial Exercise Date, except as otherwise provided for in Article 91ter of Annex II to the French Tax Code.

10.3    Optionee agrees that in the event he/she breaches any obligation set forth in the Plan, the Notice of Grant or the Option Agreement, the damages that will be suffered by the Company and/or any Affiliated Company will be no less than the amount of the taxes and social security contributions (employer’s and employee’s part) applicable to the related Options or Shares, which minimum amount will therefore be withheld by the Company, the Affiliated Company or the Broker as damages, without prejudice to the exercise of any rights or remedies that the Affiliated Company and or the Company may have against the Optionee under applicable law or the Plan.

11.      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE

11.1    CHANGES IN CAPITALIZATION. In the event of the carrying out by the Company of any of the financial operations pursuant to Article L 225-181 of the Law as follows:

•	Issuance of shares to be subscribed for in cash or by set-off of existing indebtedness offered exclusively to the shareholders;

•	A stock split or reverse stock split;

•	Capitalization of reserves, profits, issuance premiums or the distribution of free shares;

•	Issuance of bonds convertible or exchangeable into shares offered exclusively to shareholders;

•	Distribution of reserves in cash or portfolio securities;

•	Capital reduction motivated by losses; and

•	Repurchase of its own Shares at a price higher than market value, pursuant to Article 174-9A of the decree no. 67-236 of March 23,1967,

the Administrator shall, in accordance with the conditions provided for in Articles 174-8 et seq. of the decree no. 67-236 of March 23, 1967 concerning commercial companies, effect an adjustment of the number and the price of the Shares for all purposes of the Plan, including the number of Shares authorized for issuance under the Plan and the Shares subject to Option grants.

11.2       DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to which the Option would not otherwise be exercisable.

11.3       CHANGE IN CONTROL. In the event of a Change in Control of the Company, each outstanding Option shall be assumed or an equivalent option or right shall be substituted by the successor corporation or an affiliated company of the successor corporation. The Administrator may, in lieu of such assumption or substitution, provide the Optionee the right to exercise the Option as to the corresponding Shares as to which it would not otherwise be exercisable. If the Administrator makes an Option exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option will terminate upon the expiration of such period. For the purposes of this Section 11.3, the Option shall be considered assumed if, following the Change in Control, the Option or right confers the right to purchase, for each Share subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Shares or ADRs for each Share or ADR held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received was not solely common stock of the successor corporation, or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option for each Share subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Shares or ADRs in the merger or sale of assets.

12.         DATE OF GRANT

12.1       The date of grant of an Option shall be, for all purposes, the date on that the Administrator makes the determination granting such Option. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of grant.

12.2       To the extent applicable to the Company, the Company shall not grant Options during the closed periods required under Article L.225-177 of the Law.

13.         AMENDMENT AND TERMINATION OF THE PLAN

13.1       AMENDMENT AND TERMINATION. The Administrator may at any time amend, alter, suspend or terminate the Plan.

13.2       SHAREHOLDER AUTHORIZATION. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with the Law and with Applicable U.S. Laws, including Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, and including the requirements of any exchange or quotation system on which the Shares or ADRs is listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

13.3       EFFECT OF AMENDMENT OR TERMINATION. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

14.         CONDITIONS UPON ISSUANCE OF SHARES

14.1       LEGAL COMPLIANCE. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law including, without limitation, the Law, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable U.S. Laws and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.

14.2       INVESTMENT REPRESENTATIONS. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being subscribed only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

15.          LIABILITY OF COMPANY

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.

16.          LAW AND JURISDICTION AND LANGUAGE

16.1       This Plan shall be governed by and construed in accordance with the laws of the Republic of France. The Tribunal de Grande Instance of Nanterre shall be exclusively competent to determine any claim or dispute arising in connection herewith.

16.2       The Company, the Board and the Optionees recognize that the Plan has been prepared both in the French and the English language. The English version is the version that binds the parties; notwithstanding this, the French version represents an acceptable translation and, consequently, no official translation will be required for the interpretation of the Plan.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]